Exhibit 99.1

Contacts:	Kathleen Cantillon Exelon Communications 312-394-7417	FOR IMMEDIATE RELEASE

Exelon Announces Intent to Help Fund

Clean Coal Demonstration Plant in Illinois

Chicago-based utility to join FutureGen Alliance

CHICAGO (Jan. 30, 2010) – Exelon Corporation today announced that it intends to join the FutureGen Alliance, a non-profit organization developing a state-of-the-art clean coal demonstration facility to be located in Mattoon, Ill.

“Coal plays an enormously important role in our nation’s energy supply, so it is critical that we explore the most promising technologies for reducing – and even eliminating – harmful emissions at coal-fired power plants,” said John W. Rowe, chairman and CEO, Exelon. “The FutureGen project represents an important opportunity, here in Illinois, to leverage private and public funds and expertise to advance clean coal technologies that may one day help solve climate change.”

Rowe added that the FutureGen project will strengthen industry and government knowledge of advanced technology for producing low-carbon coal power, giving the United States another domestically available tool in the fight against global warming.

Exelon itself is a leader in the energy industry in addressing climate change through Exelon 2020, an environmental and business strategy to reduce, offset or displace more than 15 million metric tons of greenhouse gas emissions per year by 2020. In April 2009, Exelon announced that it had reduced its greenhouse gas emissions by more than 35 percent from 2001 to 2008.

As currently proposed, the FutureGen plant will be a 275-megawatt integrated gasification combined-cycle (IGCC) power plant. The plant will be designed to capture carbon emitted by its operation and store it underground. In addition, the plant will be designed to achieve near-zero emissions of other air pollutants. The U.S. Department of Energy has committed to provide over $1 billion in funding to the project if the details of a public-private partnership can be worked out to the satisfaction of all parties.

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Exelon Corporation is one of the nation’s largest electric utilities with approximately $17 billion in annual revenues. The company has one of the industry’s largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon distributes electricity to approximately 5.4 million customers in northern Illinois and southeastern Pennsylvania and natural gas to approximately 485,000 customers in the Philadelphia area. Exelon is headquartered in Chicago and trades on the NYSE under the ticker EXC.